130202

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Dissolution
(PURSUANT TO NRS 78.580)

Filed in the office of	Document Number
	20100956467-10
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time: 12/27/2010 3:00 PM
	Entity Number: E0617032005-7

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Dissolution
For a Nevada Profit Corporation
Before or After Issuance of Stock and After Beginning of Business
(Pursuant to NRS 78.580)

1. Name of corporation:

Trilliant Technology Group, Inc.

2. The resolution to dissolve said corporation has been approved by the directors or both the directors and stockholders as provided in NRS 78.580(1) and (2). The names and addresses of the **president, secretary, treasurer and all directors*** are:

Name	Address
Stephen J. Sperco (Name of **president**)	701 North Post Oak Road, Suite 600, Houston, Texas 77024
Charles E. Leibold (Name of **secretary**)	701 North Post Oak Road, Suite 600, Houston, Texas 77024
Charles E. Leibold (Name of **treasurer**)	701 North Post Oak Road, Suite 600, Houston, Texas 77024
Stephen J. Sperco (Name of **director**)	701 North Post Oak Road, Suite 600, Houston, Texas 77024
Charles E. Leibold (Name of **additional director, if any**)	701 North Post Oak Road, Suite 600, Houston, Texas 77024

3. Effective date of dissolution: (optional) September 28, 2010
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Charles E. Leibold
Signature of Officer

December 27, 2010
Date

*attach a plain 8 1/2" x 11" sheet to list additional directors.

FILING FEE: $100.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.